Exhibit 99.(k)(4)

SIGNATURE REQUIRED

ONLY COMPLETE THIS CERTIFICATE IF YOU HAVE RECEIVED AN A&Q LONG/SHORT STRATEGIES FUND LLC PROSPECTUS AND IF YOU WISH TO INVEST IN THE FUND. IF YOU DO NOT WISH TO INVEST IN THE FUND, ANY FUNDS HELD IN ESCROW WILL BE RETURNED. Please promptly return a completed Investor Certificate to your Financial Advisor. This Investor Certificate must be received FOUR BUSINESS DAYS prior to month's end in order to invest in the Fund's next monthly closing.

A&Q LONG/SHORT STRATEGIES FUND LLC: Investor CertificatE

This Certificate relates to a potential investment in A&Q Long/Short Strategies Fund LLC (the "Fund").

I hereby certify that I am: (A) a natural person, who either individually or together with my spouse has a net worth in excess of $2.2 million (the "Net Worth Requirement"); (B) an irrevocable trust that meets the Net Worth Requirement; (C) a revocable trust and each grantor of the trust meets the Net Worth Requirement; (D) an employee benefit plan (a "Plan") that meets the Net Worth Requirement; (E) a participant-directed Plan and the person making the investment meets the Net Worth Requirement; (F) a corporation, partnership, limited liability company or other entity that meets the Net Worth Requirement that is not (i) a registered investment company, (ii) an entity which is excluded from the definition of an "investment company" under Section 3(a) of the Investment Company Act of 1940, as amended, based on Section 3(c)(1) because it is a non-publicly offered entity whose securities are beneficially owned by not more than 100 persons, or (iii) a business development company; or (G) an entity referred to in clause F(i), (ii) or (iii) above, and each equity owner meets the Net Worth Requirement. I am not a charitable remainder trust. As used herein, the term "net worth" means the excess of total assets at fair market value over total liabilities. In calculating "net worth": (i) exclude the fair market value of your primary residence; (ii) count as a liability any indebtedness secured by your primary residence in excess of its fair market value; and (iii) count as a liability any indebtedness secured by your primary residence in the 60 days prior to subscribing for this investment, unless such indebtedness was incurred as a result of the acquisition of your primary residence.

I understand that it may be a violation of law for me to provide this Certificate if I know that it is not true. I have read the Fund's prospectus dated May 1, 2026 (the "Prospectus"), including the investor qualification and investor suitability provisions contained therein. I understand that an investment in the Fund involves a considerable amount of risk and that I may lose some or all of my investment. I acknowledge that in making a decision to invest in the Fund, I have relied solely upon the Prospectus, the Fund's Limited Liability Company Agreement, as amended and restated from time to time (the "Agreement"), and my independent investigation. I have evaluated the risks of investing, understand there are substantial risks of loss, and have determined that an investment is suitable for me. I understand that there is very limited liquidity associated with an investment in the Fund and I have carefully read and understand the "Redemptions, Repurchases of Interests and Transfers" section in the Prospectus. I understand that I may not be able to withdraw from the Fund as I want or have a need to.

I am NOT (A) a non-resident alien or (B) a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, including income tax regulations (the "Code")) for purposes of U.S. Federal income taxation. I agree to notify the Fund within 30 days of the date that I become a foreign person or entity. I further certify that my name, U.S. tax identification number, home address (in the case of an individual) and business address (in the case of an entity), as they appear in your records, are true and correct. I understand that these certifications, which are made under penalty of perjury, may be disclosed to the Internal Revenue Service and that any false statement contained in this paragraph could be punished by fine and/or imprisonment.

If I am a Plan or an individual retirement account ("IRA") (each, a "Benefit Plan"), the Benefit Plan represents that: (A) the Benefit Plan has consulted counsel as necessary concerning the propriety of making an investment in the Fund and its appropriateness under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code; (B) the person executing, or directing another party to execute, this Certificate (the "Fiduciary") has considered the following items and has determined that an investment in the Fund by the Benefit Plan is consistent with the Fiduciary's responsibilities under ERISA and the Code: (i) the Fiduciary's investment standards under ERISA and the Code in the context of the Benefit Plan's particular circumstances; (ii) the permissibility of an investment under the documents governing the Benefit Plan and the Fiduciary; and (iii) the risks associated with an investment and the fact that the Benefit Plan will be unable to redeem the investment except as set forth in the Fund's Prospectus; (C) the Fiduciary is solely responsible for the decision to invest in the Fund; (D) the Fiduciary is qualified to make such investment decision; and (E) the Fiduciary, in making such decision, has not relied for its decision to invest in the Fund on any advice or recommendation of the Fund, UBS Asset Management (Americas) LLC (the "Adviser") or the members of the Board of Directors of the Fund (the "Directors").

I understand that the Fund and its affiliates are relying on the Certificate and agreements made herein in determining my qualification and suitability as an investor in the Fund. I understand that an investment in the Fund is not appropriate for, and may not be acquired by, any person who cannot make this certification, and I indemnify the Fund, UBS Financial Services Inc. ("UBSFS"), the Adviser, the Directors, or any of their affiliates, against any losses that they may incur, and hold them harmless from any liability that may arise as a result of this Certificate being untrue in any respect.

By signing below, I ("Investor") confirm that, as of the date of my investment and as of this date, the investment objective and primary risk profile applicable to such investment in the Fund are, respectively, "capital appreciation" and "aggressive," and I agree to be bound by the terms of the Agreement. This objective and risk profile is applicable only to this investment and may differ from the investment goals and risk tolerance for the overall portfolio and the brokerage account in which this investment is held. I understand that an investment in the Fund may impact my future liquidity (either long or short-term) and represent that my investment goals are consistent with the time frame of the investment. I understand that UBSFS has entered into an agreement with the manager of the Fund, pursuant to which UBSFS will receive a substantial fee for its services from the manager, which may constitute a majority of the management fee otherwise received by the manager from the Fund with respect to such clients, and that such fee shall be payable to UBSFS with respect to clients that have invested in the Fund for as long as such clients remain invested in the Fund. I understand further that UBSFS and/or its affiliates can direct clients to invest in funds only on the UBS platform, even though there may be other funds with better performance results and/or more preferential terms than those on the UBS platform and offered to the Investor. I understand that in approving funds for inclusion on the UBS platform, UBSFS and its affiliates have a conflict of interest in that they generally give priority to a fund which will provide compensation to UBSFS and its affiliates. In addition, I understand that the levels of compensation may vary among the funds on the UBS platform and, accordingly, UBSFS and its affiliates may have a greater incentive to direct such clients to a fund on the UBS platform (and, in certain cases, particular classes of interests) that yields higher levels of compensation for UBSFS and/or its affiliates. Furthermore, I understand that while funds on the UBS platform may offer multiple classes of interests, such funds (and not UBSFS or its affiliates) will determine which classes of interests are available for investment by the clients of UBSFS and its affiliates, which may be the classes of interests paying higher levels of compensation to UBSFS or its affiliates. I understand further that UBSFS, the Adviser and/or their affiliates have a conflict of interest in that they benefit from the sale of interests of the Fund due to the receipt of the management fee, the incentive fee (if any), the placement fee and/or other forms of compensation in connection with their relationship with the Fund, and that UBSFS is a wholly owned subsidiary of UBS Americas, Inc. ("UBS Americas"), which in turn, is a wholly owned subsidiary of UBS Group AG. I understand that, as a result of various payments to the Adviser, UBSFS and their respective affiliates, the amount of compensation that UBS Americas' entities receive with respect to the sale of affiliated or proprietary hedge funds, funds of funds, private equity funds and real estate funds (including from the sale of Fund interests) is greater than the amount payable to the organization as a whole from the sale of unaffiliated fund investments. In addition, I understand that UBS Group AG and its affiliates ultimately benefit as a whole from the aforementioned sale of such affiliated or proprietary funds due to incentive and/or management fees paid to the managers of such affiliated or proprietary funds (including with respect to the Fund) because they are subsidiaries or affiliates of UBS Group AG. I understand further that UBSFS and certain of its affiliates may be compensated for referring UBSFS' clients to alternative investment vehicles other than the Fund administered by affiliates of UBSFS, and that such fees may be the same, more or less than the fees received by UBSFS and its affiliates in connection with the placement of Fund interests. The Investor agrees to keep confidential any information disclosed to Investor by UBSFS and its Financial Advisor relating to interests in the Fund. Notwithstanding anything expressed or implied to the contrary herein, the Investor is authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. I will be subject to a placement fee charged by UBSFS of 2% (subject to waiver by UBSFS in certain limited circumstances) of my Investment Amount (including any additional subscriptions), which will not constitute assets of the Fund, but will be payable in addition to my Investment Amount. If the Placement Fee is reduced by agreement between UBSFS and the Investor, then the reduced Placement Fee to which the Investor has agreed will be reflected on the UBS trade confirmation. The Investor confirms that the Placement Fee has been discussed with his/her/its Financial Advisor and any additional questions will be addressed if requested. I understand that the payout that the Investor's Financial Advisor receives may differ from one fund to another, even if the two funds charge the same management fee and/or incentive-based fee (i.e., even if, overall, the Investor would pay the same amount in fees), and, with respect to the Fund, UBSFS may receive a higher proportion of compensation than it does with respect to third party funds and products. The differences in compensation create an incentive for the Investor's Financial Advisor to recommend a fund for which it receives higher compensation. No Placement Fee is charged if this investment is made through a UBS advisory program. I understand that UBSFS and/or its affiliates may receive higher levels of compensation in connection with an investor's investment in the Fund depending upon whether the investor is participating in a wrap fee program. Accordingly, UBSFS and its affiliates may have a greater incentive to direct those clients to the Fund that would yield a relatively higher level of compensation. In addition, I understand that, in certain cases, if the Investor is investing in the Fund through a UBS advisory program, the Investor may be subject to higher fees overall with respect to its Fund investment than an investor investing through a brokerage account, due to the additional compensation paid by such Investor to UBSFS and/or its affiliates in connection with the advisory program. I authorize (1) the debit, from the UBS account specified herein or any other account maintained for the Investor at UBSFS ("Accounts"), of any funds required to be paid in connection with an investment in the Fund and (2) the credit of any funds to the Investor's Accounts, including any distributions made by the Fund.

I acknowledge that UBSFS and its agents and affiliates may receive requests for information from the Fund to comply with such demands that call for the disclosure of non-public personal information about me that is related or unrelated to my investment in the Fund. I acknowledge and agree that UBSFS and its agents and affiliates may disclose, at its discretion, such non-public account information in response to such requests. I further acknowledge that the Fund may provide any and all account information relating to my investment in the Fund to UBSFS and my UBSFS Financial Advisor (current or future). I understand that the Fund and its affiliates are relying on this Certificate and agreements made herein in determining my qualification and suitability as an investor in the Fund. I understand that an investment in the Fund is not appropriate for, and may not be acquired by, any person who cannot make this certification, and I indemnify the Fund, UBSFS, the Adviser, the Directors, or any of their affiliates, against any losses that they may incur, and hold them harmless from any liability that may arise as a result of this Certificate being untrue in any respect. I understand the meaning and legal consequences of the representations, warranties, agreements, covenants, and confirmations set out herein and in the Agreement and agree that the subscription made hereby may be accepted in reliance thereon. I agree to indemnify and hold harmless UBSFS, including its directors, officers, employees and any of its affiliates and service providers (collectively, the "Indemnified Party") from and against any and all loss, damage, liability or expense, including costs and attorneys' fees and disbursements, which the Indemnified Party may incur by reason of, or in connection with, any representation or warranty made herein or in any other document provided by the Investor not having been true when made, any misrepresentation made by the Investor or any failure by the Investor to fulfill any of the covenants or agreements set forth herein or in any other document provided by the Investor to the Fund's investment adviser, general partner, the Fund or any of their affiliates.

☐	Please check this box if this is an additional investment in the Fund.	Investment Amount: $ _______________________________

UBS Account Number:		SSN/TAX ID Number: __________________________

Client Signatures (please sign below):

Signature	Date	Additional Investor Signature (e.g., joint tenants)	Date

Print Name		Print Name of Additional Investor

Additional Investor Signature (e.g., joint tenants)	Date

Print Name of Additional Investor